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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     FORM N-8A

                         NOTIFICATION OF REGISTRATION FILED
                          PURSUANT TO SECTION 8(a) OF THE
                          INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

NAME:                                     SUNAMERICA STRATEGIC INVESTMENT
                                          SERIES, INC.







ADDRESS OF PRINCIPAL BUSINESS OFFICE
(NO. & STREET, CITY, STATE, ZIP CODE):    The SunAmerica Center, 733 Third
                                          Avenue - 3rd Floor, New York, NY
                                          10017-3204

TELEPHONE NUMBER
(INCLUDING AREA CODE):                    (212) 551-5100

NAME AND ADDRESS OF AGENT
OF SERVICE PROCESS:                       Robert M. Zakem
                                          SunAmerica Asset Management Corp.
                                          The SunAmerica Center, 733 Third
                                          Avenue - 3rd Floor, New York, NY
                                          10017-3204


CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
               /X/ Yes   / / No
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     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 22nd day of December, 1998.



                                   SUNAMERICA STRATEGIC INVESTMENT SERIES, INC.


                                   By:  /s/ Peter E. Pisapia
                                      ---------------------------------------
                                         Peter E. Pisapia, Director

Attest: /s/ Robert M. Zakem
       -----------------------
          Robert M. Zakem
          Secretary